<PAGE 1>
EXHIBIT 10(aa)

              [CONFORMED COPY a/o January 18, 1995]
                     Midlantic Corporation

                   Executive Severance Plan

               (Adopted by Executive Compensation
                Committee on September 21, 1994,
                amended on December 21, 1994 and
                  amended on January 18, 1995)

The following is the Midlantic Corporation Executive
Severance Plan:

PREAMBLE

The Executive Compensation Committee of the Board of
Directors of Midlantic Corporation has determined that:

It is in the best interests of Midlantic and its shareholders to enhance the ability to attract and retain key members of management;

It is in the best interests of Midlantic and its shareholders to provide compensation arrangements that will tend to eliminate distractions to certain key executives related to personal uncertainties and risks arising out of termination of employment; and

It is in the best interests of Midlantic and its shareholders to provide the compensation arrangements in the Plan for certain key executives of the Company to recognize the value to the Company and its shareholders of the services such executives have provided to Midlantic and are expected in the future to provide to the Company.

1.Definitions

Exhibit A contains definitions of certain terms for purposes of the Plan.

2. Participation

(a) The Committee shall from time to time select the key executives of the Company or Subsidiaries who shall participate in the Plan. An executive so selected shall be provided with a Notice of Participation, signed by the Chief Executive Officer of the Company. The Notice of Participation shall describe all determinations made by the Committee under the Plan with respect to the executive and shall contain such other provisions not inconsistent with the Plan as the Committee shall determine.

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(b)  An executive shall become a Participating Executive
upon the executive's execution and delivery of a copy of the Notice of Participation, and shall remain a Participating Executive for the period indicated in the Notice of Participation, provided, however, that termination of an executive's status as a Participating Executive shall not affect the Company's obligations under the Plan to the Participating Executive after a termination of employment which shall occur during the Severance Protection Period.

3. The Committee

The Committee shall have the sole authority to make all determinations with respect to participation in the Plan and to make such other determinations as are expressly contemplated by the Plan.
4. Participating Executive Agreements
As a condition to participation in the Plan:

(a)  A Participating Executive shall agree to the following:
During the period of participation in the Plan and for two years after the termination of the Participating Executive's employment with the Company and/or Subsidiaries, the Participating Executive shall not, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Company or a Subsidiary or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Participating Executive of his or her duties as an executive of the Company or a Subsidiary, any material confidential information obtained by the Participating Executive while in the employ of the Company or any Subsidiary with respect to any of the Company's or any Subsidiary's products, customers, methods or future plans, the disclosure of which the Participating Executive knows will be materially damaging to the Company or the Subsidiary; provided, however, that, for the purposes of the Plan, "confidential information" does not include (i) any information known generally to the public (other than as a result of unauthorized disclosure by or at the direction of the Participating Executive), (ii) any information which becomes available to the Participating Executive after termination of employment from a source not believed by the Participating Executive to be bound by any obligation of confidentiality to the Company or a Subsidiary or (iii) any information of a type not otherwise generally considered confidential by persons

<PAGE 3>
	engaged in the same business or a business similar to that conducted by the Company. This confidentiality obligation is in addition to and not in lieu of any other obligation of confidentiality the Participating Executive may have under any other agreement, plan, common law, statute or otherwise.

 (b) a Participating Executive shall agree to all of the other obligations that he or she would have as a Participating Executive under the Plan.

5. Severance Protection Period

The Committee shall determine the period of time during which termination of a Participating Executive's employment would entitle him or her to receive Severance Benefits under the Plan, provided, however, that the Severance Protection Period shall include a period of not more than three years after any Change in Control that shall have occurred during the Participating Executive's participation in the Plan.
The Committee's determination shall be indicated in the Notice of Participation.

6. Severance Benefits

If a Participating Executive's employment with the Designated Employer is terminated during the Severance
Protection Period by the Designated Employer other than by reason of the Participating Executive's death, Disability, Retirement or for Cause or if a Participating Executive shall terminate his or her employment for Good Reason, then, subject to Paragraph 7 of the Plan:

(a)  The Company shall pay the Participating Executive Base
Salary through the Date of Termination.

(b) As compensation for services rendered to Midlantic, the Company shall pay the Participating Executive an amount equal to two times Base Salary in equal monthly installments over a period of 24 consecutive months following the Date of Termination, commencing with the first calendar month after the Date of Termination.

(c) The Company shall pay to the Participating Executive a lump sum amount equal to the sum of (i) any Incentive Compensation which has been allocated or awarded to the Participating Executive but which has not yet been paid,
(ii) a pro rata portion of the Participating Executive's Incentive Compensation (determined by multiplying such Incentive Compensation by a fraction, the numerator of which

<PAGE 4>
is the number of days the Participating Executive is employed by the Designated Employer in the calendar year in which the Participating Executive's Date of Termination occurs and the denominator of which is 365); and (iii) the amount of all cash awards and deferred cash compensation (other than such compensation deferred at the election of the Participating Executive) payable but not theretofore paid to the Participating Executive, assuming all conditions precedent to such payments shall have been met as of the date the Notice of Termination is given.

(d) For a period of two years after the Date of Termination, the Company shall provide the Participating Executive with life insurance and health benefits substantially similar to those which the Participating Executive shall be receiving immediately prior to the date a Change in Control shall have occurred or Notice of Termination shall have been given, whichever is earlier.
The Company may, in its discretion, satisfy its obligation to provide coverage pursuant to this subparagraph (d) by purchasing an individual or group insurance policy covering the Participating Executive. The Participating Executive agrees to apply for any such individual or group policy as directed by the Company and to cooperate with the Company in its efforts to obtain such a policy, including submitting to any physical examination which may be a prerequisite to the issuance of a policy. To the extent a purchase of an individual or group policy is not made or to the extent the individual or group policy does not provide substantially similar benefits, the Company will otherwise meet its obligation to provide substantially similar benefits by whatever other method it may select.

(e) The Participating Executive will be entitled to receive Adjusted Retirement Benefits from the Company in order to provide the Participating Executive with approximately the same total retirement benefits the Participating Executive would have received under all retirement plans of the Company and Subsidiaries in which the Participating Executive participates as if the Participating Executive were fully vested under such retirement plans and had continued in the employ of the Company or a Subsidiary for twenty four months following the Date of Termination or until his or her Retirement, if earlier. Adjusted Retirement Benefits will be provided on an unfunded basis, are not intended to meet the qualification requirements of
Section 401 of the Internal Revenue Code, shall be payable solely from the general assets of the Company and shall be payable at the times and in the manner that pension benefits are generally payable under the applicable retirement plans, disregarding any amendment(s) to such retirement plans occurring after a Change in Control shall have occurred, or Notice of Termination shall have been given, whichever is earlier, if such amendment(s) adversely affect the

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Participating Executive.

(f) The payments provided for in subparagraph (b) shall be made not later than the fifth day of the month when due; the payment provided for in subparagraph (c) shall be made not later than the fifth day following the Date of Termination.

(g) In the event that any Severance Benefits are not paid or provided when due, the Company shall also pay to the Participating Executive Interest on the overdue amount (or on the amount expended by the Participating Executive to purchase a Severance Benefit not provided).

(h) The Participating Executive shall not be required to mitigate the amount of any Severance Benefit by seeking other employment or otherwise, nor shall the amount of any Severance Benefit be reduced by any compensation earned by the Participating Executive as the result of employment by another employer after the Date of Termination, or otherwise.

7. Reduction of Severance Benefits
The Severance Benefits shall be subject to reduction as follows:

(a) The amount of Severance Benefits payable under Paragraph 6(b) shall be reduced on a dollar for dollar basis by the cash amount actually paid to the Participating Executive with respect to termination of employment under the Midlantic Severance Pay Policy. Any cash amount so received shall reduce the amounts payable under Paragraph 6(b) in the order in which they are payable.

(b) If the Participating Executive shall at any time within 24 months after the Date of Termination be engaged in Covered Employment, the Participating Executive shall promptly provide notice of such Covered Employment to the Company (including the date the Participating Executive became engaged in such Covered Employment) and the Company's obligation to make monthly payments under Paragraph 6(b) shall immediately cease as of the date the Participating Executive became so engaged; in lieu of any further such monthly payments to the Participating Executive under Paragraph 6(b), the Company shall pay the Executive a lump sum payment equal to 50% of the aggregate amount of the payments so subject to cessation (subject to a maximum lump sum payment of $1,000,000) reduced by any monthly payments under Paragraph 6(b) made after the date the Participating Executive became engaged in such Covered Employment; such lump sum payment shall be made within 30 days after the date the Company receives notice of such Covered Employment.

<PAGE 6>
(c)  Health benefits to be provided to a Participating
Executive pursuant to Paragraph 6(d) of the Plan shall be terminated or reduced, to the extent that the Participating
Executive receives Alternative Health Benefits, as follows:
If the Alternative Health Benefits are comparable or superior to the coverage to be provided pursuant to Paragraph 6(d), the Company's obligation to provide health benefits shall terminate. Otherwise, to the extent not inconsistent with law, health benefits provided under Paragraph 6(d) shall be secondary to any Alternative Health
Benefits received by the Participating Executive. Life insurance benefits provided to a Participating Executive pursuant to Paragraph 6(d) shall be reduced to the extent comparable life insurance coverage is received by the Participating Executive in connection with subsequent employment. The Participating Executive shall give notice to the Company of any Alternative Health Benefits or any life insurance coverage so actually received by him or her.

(d) If a Participating Executive (or any other person or entity on behalf of the Participating Executive) shall have received or shall be entitled to receive "payments in the nature of compensation" treated as "parachute payments", within the meaning of Section 280G of the Internal Revenue
Code (whether such payments in the nature of compensation are payable under the Plan or otherwise), the Severance
Benefits (but not, unless otherwise agreed or waived by the Participating Executive, other payments in the nature of compensation) shall be reduced to the extent required to cause the Participating Executive not to be receiving
Severance Benefits that would not be deductible under
Section 280G of the Internal Revenue Code, subject to the following:

(i) Notwithstanding anything in the Plan to the contrary, the Severance Benefit referred to in Paragraph 6(b) of the Plan shall not be reduced to less than an amount equal to one times Base Salary payable in equal monthly installments over a period of 12 months following the Date of Termination, less cash amounts actually paid to the Participating Executive with respect to termination of employment under the Midlantic Severance Pay Policy as contemplated under subparagraph (a) of this Paragraph 7.

(ii) The terms "reduce" and "reduction" as used in this subparagraph (d) shall include, but shall not be limited to, elimination of, reduction in, and extension of the date(s) of payment of, the Severance Benefit.

(iii)     The Company shall determine which Severance
Benefit(s) shall be reduced to effect the reduction contemplated by this subparagraph (d), but only after

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(A) giving effect to the effective waiver by the
Participating Executive of receipt or enjoyment of a payment in the nature of compensation within the meaning of Section 280G, and (B) giving the Participating Executive a reasonable opportunity to request a method of reduction, and good faith consideration by the Company of compliance with any such request.

(iv) If Severance Benefits are reduced to a Participating Executive under this subparagraph (d), and Severance Benefits are also reduced or terminated pursuant to subparagraphs (b) or (c) of this Paragraph 7, the Company shall pay to the Participating Executive the lesser of (A) the amount of such decrease in the Severance Benefit under subparagraphs (b) or (c) or (B) the maximum amount which can be paid to the Participating Executive without being, or causing any other payment to be, not deductible under
Section 280G of the Internal Revenue Code; such amount shall be paid to the Participating Executive on or before the 15th day after the Participating Executive shall have given the notice required under subparagraph (b) or (c), whichever is applicable.

(v) If the amount of any reduction of Severance Benefits as provided in this subparagraph (d) cannot be finally determined on or before the date such Severance Benefit is to be provided under the Plan, the Company shall pay the Participating Executive on such date an estimate of the minimum amount of such Severance Benefit which the Company in good faith has determined would not be so subject to reduction and shall provide the remainder of such Severance Benefit (together with Interest from the date such Severance Benefit would otherwise have been due) as soon as the amount thereof can be determined, but in no event later than the thirtieth day after the Date of Termination. In the event that the amount of the estimate so provided exceeds the Severance Benefit subsequently determined to have been due, such excess shall constitute a loan by the Company to the Participating Executive, payable on the 10th day after demand by the Company (together with Interest from the date such estimated Severance Benefit was provided to the Participating Executive).

(vi) If a Participating Executive's Severance Benefits are reduced under this subparagraph (d), the Company, promptly after it has made a calculation of the amount of the estimated or final reduction, shall provide to the Participating Executive a statement of the basis for such reduction which identifies in reasonable detail the Participating Executive's

<PAGE 8>
parachute payments (within the meaning of Section 280G of the Internal Revenue Code) and which includes a calculation in reasonable detail of the amount and basis of the reduction; if a payment is due to or from the Participating Executive under subparagraph (d)(v), a payment to the Participating Executive and any demand for repayment made on the Participating Executive by the Company shall be accompanied by a calculation in reasonable detail of the basis for such payment.

(vii) Notwithstanding subparagraph (d)(iii) of this Paragraph 7, if the Participating Executive provides to the Company a reasoned opinion of legal counsel who is reasonably acceptable to the Company's independent auditors that all or any portion of the amount of Severance Benefits or other payments under this Plan are likely to be deductible under Section 280G of the Internal Revenue Code, the Company shall not reduce the Severance Benefits by any amount which such legal counsel so opines is so deductible and shall pay or provide such amount to the Participating
Executive, when due, or within 5 days after the receipt of such legal opinion, whichever is later. In the event it is ultimately determined by a court of competent jurisdiction or in a compromise, settlement or other final resolution of a proceeding which shall bind the Participating Executive pursuant to Paragraph 11 of the Plan, that all or any portion of the Severance Benefit which is not so reduced is not deductible, the Participating Executive shall pay the amount which is not so deductible to the Company (together with Interest from the date such amount(s) was paid to the Participating Executive).

8.   Additional Payments to a Participating Executive in
Certain Circumstances

If after giving effect to Paragraph 7 of the Plan, as a result of the payment to the Participating Executive of any Severance Benefit, any amount under this Paragraph 8, or any amount pending resolution of a Dispute, the Participating Executive shall be obligated to pay any excise tax under
Section 4999 of the Internal Revenue Code, or any similar federal, state or local tax law, the Company shall pay to the Participating Executive within ten days after a written demand therefore, the amount of such excise tax (whether such excise tax is payable with respect to the Severance Benefit, any amount under this Paragraph 8, any amount paid pending resolution of a Dispute, or otherwise), plus the amount of all federal, state and local income taxes payable on such excise tax(es) and on such income taxes, applying the Participating Executive's marginal income tax rates.
If, as a result of the operation of subparagraphs (d)(iv) or
(d)(v) of Paragraph 7 or of subparagraph (c) of Paragraph 9, the

<PAGE 9>
Participating Executive shall become entitled to a refund of any excise taxes, or income taxes payable with respect to such excise taxes (or income taxes on such income taxes), the Participating Executive shall pay, within 10 days after receipt of such refund, the amount of such refund to the Company (together with Interest from the date of receipt of such refund).
9. Notice of Termination and Disputes

(a) Any purported termination of employment of a Participating Executive by a Designated Employer by reason of Disability or for Cause, or by a Participating Executive for Good Reason shall be communicated by written Notice of Termination to the other party. A Notice of Termination shall state the date the Participating Executive's employment is to be terminated, the specific basis for termination and the facts and circumstances claimed to support such basis (set forth in reasonable detail). A
Participating Executive shall be entitled to give a Notice of Termination that his or her employment is being terminated for Good Reason at any time not later than eighteen months after any occurrence of an event alleged to constitute Good Reason.

(b) If there shall be a Dispute as to the basis for the Participating Executive's termination, until the Dispute is finally determined or until the Participating Executive shall be engaged in Covered Employment, whichever is earlier, the Company shall pay the Participating Executive Base Salary and provide the Participating Executive with the same or substantially comparable welfare benefits and perquisites (including participation in the Company's or a Subsidiary's retirement plans, profit sharing plans, incentive plans, stock option plans and stock and cash award plans) that the Participating Executive was paid or provided immediately prior to the date Notice of Termination was given.

(c) Should a Dispute ultimately be determined in favor of the Designated Employer, (i) all cash amounts paid by the Company or a Subsidiary to the Participating Executive under subparagraph (b) of this Paragraph 9 from the date of termination specified in the Notice of Termination until the obligation of the Company under subparagraph (b) shall have terminated shall be repaid promptly by the Participating Executive to the Company (with Interest from the date received by the Participating Executive), (ii) all stock options, stock awards and rights granted to the Participating Executive pursuant to subparagraph (b) of this Paragraph 9 shall be cancelled or returned to the Company and (iii) no service as an employee shall be credited to the Participating Executive for such period for pension purposes. The Participating Executive shall not be

<PAGE 10>
obligated to pay the Company or a Subsidiary the cost of providing the Participating Executive with other welfare benefits and perquisites for such period unless the final judgment, order or decree of a court or other body resolving the Dispute determines that the Participating Executive acted in bad faith in giving a notice of Dispute.

(d) Should a Dispute ultimately be determined in favor of the Participating Executive, (i) the Participating Executive shall be entitled to retain all cash amounts, welfare benefits and perquisites paid to the Participating Executive under subparagraph (b) of this Paragraph 9 pending resolution of the Dispute and shall be entitled to receive the Severance Benefits and other payments or benefits to which he or she is entitled under the Plan.

10.  Reimbursement of Legal Fees
The Company shall pay to a Participating Executive the amount of Termination Related Legal Fees, subject to the following:

(a) The Company shall pay all Termination Related Legal Fees incurred by the Participating Executive (i) in connection with a Dispute, (ii) in seeking to obtain any amount or benefit under the Plan which the Participating Executive in good faith shall believe the Company has not paid or provided, or shall not be intending to pay or provide, when due (including, without limitation, any amount payable to the Participating Executive under subparagraph
(d)(vii) of Paragraph 7), (iii) in seeking to enforce or obtain any right under the Plan which the Participating Executive in good faith shall believe he or she has under the Plan or the Notice of Participation but which the Company has not provided or is not intending to provide,
(iv) in seeking to enforce any other obligation which the Participating Executive in good faith shall believe the Company has to the Participating Executive under the Plan or the Notice of Participation or (v) in monitoring and understanding the legal issues raised in any proceeding of the type referred to in Paragraph 11 and the status of such proceeding. Such Termination Related Legal Fees shall be paid by the Company whether or not the Participating Executive shall have commenced litigation or any other proceedings.

(b)  The Company's aggregate obligation for all Termination
Related Legal Fees other than those referred to in subparagraph (a) of this Paragraph 10 shall be limited to $5,000.

(c) Notwithstanding the foregoing, the Company shall have no obligation under this Paragraph 10 if it shall be determined by final judgment, order or decree of a court of competent jurisdiction that Termination Related Legal Fees were

<PAGE 11>
incurred in a proceeding brought in bad faith by or on behalf of the Participating Executive.

11.  Certain Tax Matters.

The Participating Executive and the Company shall each promptly notify the other upon receipt of a notice of the institution of a judicial or administrative proceeding, whether formal or informal (including an audit), in which the federal or state tax treatment of, deductibility of, or excise or income tax paid or payable with respect to, any amount paid or payable under the Plan is being reviewed or is in dispute. The Company will assume control at its sole expense over all legal matters pertaining to such proceeding. The Participating Executive shall cooperate fully with the Company in any such proceeding and the Company shall keep the Participating Executive fully informed about such proceeding and the issues raised therein (inasmuch as they relate to such tax treatment, deductibility or tax paid or payable). The Participating Executive shall not enter into any compromise or settlement, or otherwise prejudice any rights the Company may have, in connection with such proceeding, without the prior consent of the Company. The Participating Executive shall not be bound by, nor shall any payments or benefits provided under the Plan be affected by, any final resolution of such proceeding (whether by compromise, settlement or otherwise), unless (i) the Participating Executive shall have consented thereto or (ii) the Company shall have diligently provided a defense in such a proceeding to all claims in connection with amounts paid or payable under the Plan, including diligently pursuing and exhausting all appeals except appeals on such issues which in the opinion of legal counsel to the Company reasonably acceptable to the Participating Executive, would be frivolous.

12.  Additional Provisions

(a) The Company's obligation to pay and provide the Participating Executive the Severance Benefits and other payments or benefits under the Plan shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, any setoff, counterclaim, recoupment, defense or other right which the Company may have against the Participating Executive or anyone else.

(b) All amounts payable by the Company hereunder shall be due without notice or demand.

(c) Except as provided in Paragraphs 7 and 9 of this Plan, each and every Severance Benefit or other payment made under the Plan by the Company shall be final and the Company will not seek to recover for any reason all or any part of such Severance Benefit or payment from the Participating Executive or any other person entitled to receive such Severance Benefit or payment.

<PAGE 12>

(d) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise, but excluding a successor in a transaction pursuant to which the Federal Deposit Insurance Corporation provides assistance under Section 13 of the Federal Deposit
Insurance Act) to all or substantially all of the business and/or assets of the Company, by written agreement in form and substance satisfactory to the Participating Executive, to expressly assume and agree to perform all of the Company's obligations to the Participating Executive under the Plan.

(e) The obligations of the Company under the Plan to a Participating Executive shall inure to the benefit of, and be enforceable by, the Participating Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If a Participating Executive should die while any amounts remain payable to the Participating Executive under the Plan, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of the Plan to the Participating Executive's designee or, if the Participating Executive or his or her legal representative, executor or administrator shall not have given notice to the Company of such designee, to the Participating Executive's estate. Subject to the foregoing, the rights of the Participating Executive under the Plan shall not be assignable.

(f) Nothing in the Plan or a Notice of Participation shall be deemed to entitle a Participating Executive to continued employment with the Company or a Subsidiary, and the rights of the Company or a Subsidiary to terminate the employment of the Participating Executive shall continue as fully as though this Plan were not in effect.

(g) For purposes of the Plan and a Notice of Participation, notices and all other communications provided for in the Plan or in the Notice of Participation shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed as provided in the Notice of Participation; provided, that notices given to effect a change of address shall be deemed given only when received.

(h) No waiver by the Company, the Participating Executive or the Designated Employer of any breach by any other party of, or compliance with, any condition or provision of the Plan or the Notice of Participation shall be effective unless in writing nor shall such a waiver be deemed a waiver at any other time of the same provision or condition or at any time of any other provision or condition.

<PAGE 13>

(i) The rights provided to the Participating Executive in the Plan are in addition to, and not in lieu of, any other rights in any plan providing for payments to or benefits for the Participating Executive or in any agreement now existing, or which hereafter may be entered into, between the Company and the Participating Executive.

(j) The validity, interpretation, construction and performance of the Plan and each Notice of Participation shall be governed by the laws of the State of New Jersey.

(k) All amounts due and benefits provided under the Plan shall constitute general obligations of the Company. The Participating Executive shall have only an unsecured right to payment thereof out of the general assets of the Company.

(l) The invalidity or unenforceability of any provisions of the Plan or a Notice of Participation shall not affect the validity or enforceability of any other provision of the Plan or of a Notice of Participation. Any provision in the Plan or a Notice of Participation which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating or affecting the remaining provisions, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

(m) All Severance Benefits and other payments and benefits provided for in the Plan shall be provided net of any applicable withholding required under any federal, state or local law.

(n) The Company shall be deemed to be the named fiduciary under ERISA for the purposes of the Plan.

13.  Amendment, Suspension and Termination of the Plan

The Plan may be amended, suspended or discontinued at any time by resolution approved by the Committee and reflected in its minutes, but any such amendment, suspension or discontinuance which shall adversely affect any rights of a Participating Executive shall not be effective as to such Participating Executive without his or her express written consent. In the absence of such consent, notwithstanding anything in the Plan or the Participating Executive's Notice of Participation to the contrary, all references to the Plan in the Participating Executive's Notice of Participation shall be deemed to be references to the Plan without giving effect to such amendment, suspension or discontinuance.

<PAGE 14>
                      Exhibit A
                Midlantic Corporation
               Executive Severance Plan
                    Definitions

The following terms shall have the following meanings for the purposes of the Plan:

"Adjusted Retirement Benefits" means the amount payable to the Participating Executive or his or her beneficiaries which is equal to the excess of (1) the benefits that would be paid to the Participating Executive or his or her beneficiaries, under all retirement plans of the Company and Subsidiaries in which the Participating Executive shall have participated at the date a Change in Control shall have occurred or Notice of Termination shall have been given, whichever is earlier, assuming (A) the Participating Executive were fully vested under such retirement plans, (B) the twenty-four (24) month period (or the period until Retirement, if less) following the Date of Termination were added to credited service under such retirement plans, (C) such retirement plans were not amended after the date a Change in Control shall have occurred or Notice of Termination shall have been given, whichever is earlier, in a way that adversely affects the Participating Executive, and (D) the Participating Executive's highest average annual compensation as defined under such retirement plans were calculated as if the Participating Executive were employed by the Company or a Subsidiary for a twenty-four (24) month period (or the period until Retirement, if earlier) following the Date of Termination and as if the Participating Executive's compensation for purposes of such retirement plans during such period were equal to the Participating Executive's Base Salary and Incentive Compensation; over (2) the benefits that are payable to the Participating Executive or his beneficiaries under all such retirement plans; Adjusted Retirement Benefits also include all ancillary benefits, such as early retirement and survivor rights and benefits, under such retirement plans, disregarding any such amendments; for the purposes of the definition of "Adjusted Retirement Benefits" only, the term "retirement plans" includes all plans and employment contracts which provide for benefits payable on or following retirement (including excess benefit or "high hat" plans and any other plans or employment contracts that provide for the payment of defined benefits on retirement) but does not include the Midlantic Savings & Investment Plan, or any successor thereto.

"Alternative Health Benefits" means health care coverage received by a Participating Executive after the termination of employment in connection with employment of the Participating Executive other than by the Company or a Subsidiary, or as a result of medicare entitlement or coverage as a dependant under a group health plan of the Participating Executive's

<PAGE 15>
spouse.
"Base Salary" means the amount determined by multiplying the Participating Executive's highest bi-weekly or other periodic rate of gross base pay payable to the Participating Executive during the twelve-month period immediately prior to the date a Change in Control shall have occurred or Notice of Termination shall have been given, whichever is earlier, by the number of pay periods in the calendar year in which such highest rate of gross base pay was payable to the Participating Executive. The following items are not part of base pay, as used herein: reimbursed expenses, any amount paid on account of overtime or holiday work, payment by the Company or a Subsidiary on account of either insurance premiums or other contributions made to other welfare or benefit plans, any Incentive Compensation or other year-end or other bonuses, commissions and gifts.

"Board" means the Board of Directors of the Company.

"Cause" means:

(A) the conviction of the Participating Executive


for commission of a felony or equivalent offense, or the willful commission by the Participating Executive of a criminal or other act that in the judgment of the Board causes or will probably cause substantial economic damage to the Company or a Subsidiary or substantial injury to the business reputation of the Company or a Subsidiary;

(B) the commission by the Participating Executive of an act of fraud in the performance of such Participating
Executive's duties on behalf of the Company or a Subsidiary;

(C) the continuing willful failure of the Participating
Executive to perform his or her duties to the Company or a Subsidiary (other than any such failure resulting from the Participating Executive's incapacity due to physical or mental illness and other than termination by the Participating Executive of his or her employment for Good
Reason or based upon an event or circumstance which the Participating Executive in good faith believes would constitute Good Reason) after written notice thereof
(specifying the particulars thereof in reasonable detail) and a reasonable opportunity to be heard and cure such failure are given to the Participating Executive by the Committee; or

(D) the order of a federal or state bank regulatory agency or a court of competent jurisdiction



<PAGE 16>
requiring the termination of the Participating Executive's employment.

No act, or failure to act, by the Participating Executive shall be considered "willful" if the Participating Executive acted or failed to act (i) other than in bad faith and (ii) other than with a reasonable belief that the action or failure to act was not in the best interests of the Company or a Subsidiary.

"Change in Control" means (1) the ownership or acquisition, directly or indirectly, by any person (as defined below), other than a trustee or other fiduciary holding securities under an employee benefit plan of the Company or a Subsidiary, of beneficial ownership (as determined below) of securities of Midlantic representing 25% or more of the combined voting power of Midlantic's then outstanding securities; or (2) during any period of two consecutive years, a change in composition of the Board of Directors of Midlantic so that 50% or less of the members of such Board are Continuing Directors; or (3) approval by the shareholders of Midlantic (or, if no such shareholder approval is required, consummation) of a merger, consolidation, sale or similar transaction of Midlantic or any Principal Subsidiary with, into or to any other business entity, or a binding share exchange involving Midlantic's securities, other than any such transaction under this clause (3) as a result of which the voting securities of Midlantic outstanding immediately prior thereto continue to represent at least 75% of the combined voting power of the voting securities of Midlantic outstanding immediately after such transaction, or (4) approval by the shareholders of Midlantic of a plan of complete liquidation of Midlantic or of an agreement for the sale or disposition by Midlantic of all or substantially all Midlantic's assets. A "Change in Control" shall not include, however, (A) any transaction pursuant to which the Federal Deposit Insurance Corporation provides assistance under Section 13 of the Federal Deposit Insurance Act or (B) any acquisition of an option or warrant to purchase Midlantic voting securities approved by the vote of more than 50% of the Continuing Directors in connection with a transaction referred to in clause (3) above. For the purposes of the definition of "Change in Control" only, "person" shall have the meaning used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and "beneficial ownership" shall be determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

"Committee" means the Executive Compensation Committee of the Board, or such other committee of the Board, however designated, as shall be duly delegated responsibility with respect to matters of executive compensation, or if no committee is so delegated, the Board.

<PAGE 17>

"Company" means Midlantic Corporation, a New Jersey corporation, its successors and assigns and such other successors to its business and/or assets, as referred to in Subparagraph (d) of Paragraph 12 of the Plan.

"Continuing Director" means an individual who (1) at the beginning of the period for determining whether a Change in Control shall have occurred, was a member of the Board of Directors of Midlantic, (2) was elected by such Board of Directors or (3) was nominated by such Board of Directors for election by Midlantic shareholders, provided, that in the case of clauses (2) and (3), such election or nomination occurred by a vote of at not less than two-thirds (2/3) of the Continuing Directors.

"Covered Employment" means full-time employment by an employer or self-employment, provided, that the business of such employer or self-employed Participating Executive shall have been in existence for more than two years. A person shall be "engaged" in Covered Employment at such time as the applicable business shall have been in existence for more than two years.

"Date of Termination" means the date of termination of the Participating Executive's employment specified in the Notice of Termination, which shall not be more than ninety (90) days after such Notice of Termination is given, subject to the following: If within thirty (30) days after any Notice of Termination is given, the party who receives such Notice of Termination notifies the other party in writing that a Dispute exists, the Date of Termination shall be extended to either the date on which the Dispute is finally determined or the date the Participating Executive shall be engaged in Covered Employment, whichever is earlier; provided, that the Date of Termination shall be extended by a notice of Dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such Dispute with reasonable diligence.

"Designated Employer" means the Company, unless otherwise indicated in the Notice of Participation.

"Disability" means the Participating Executive's incapacity due to physical or mental illness such that the Participating Executive shall have become qualified to receive benefits under the Company's or a Subsidiary's long-term disability plan, if any.

"Dispute" means (i) in the case of termination of employment of a Participating Executive by the Designated Employer for Disability or Cause, that the Participating Executive challenges the existence of Disability or Cause and (ii) in the case of termination of employment of a Participating Executive by the Participating Executive for Good Reason, that
<PAGE 18>
the Designated Employer challenges the existence of Good Reason. A Dispute is "finally determined" when it is resolved by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction (the time for appeal therefore having expired and no appeal having been perfected).

"ERISA" means Employee Retirement Income Security Act of
1974, as amended.

"Good Reason" means:

(a) at or following the occurrence of a Change in Control
(applicable to all Participating Executives)
    (i) (A) The assignment to the Participating


Executive of duties without the Participating
Executive's express written consent, which (I) are materially different or require travel significantly more time consuming or extensive than the Participating Executive's duties or business travel obligations immediately prior to the Change in Control, or (II) result in either a significant reduction in the Participating Executive's authority and responsibility as a senior executive of the Designated Employer when compared to the highest level of authority and responsibility assigned to the Participating Executive at any time during the six (6) month period prior to the Change in Control, or, (B) without the Participating Executive's express written consent, the removal of the Participating Executive from, or any failure to reappoint or reelect the Participating Executive to, the highest title held at the Designated Employer within the six
(6) month period prior to the Change in Control, except in connection with a termination of the Participating Executive's employment for Cause, or by reason of the Participating Executive's death, Disability or Retirement;

(ii) A reduction of the Participating Executive's Base
Salary, or the failure to grant increases in the Participating Executive's Base Salary on a basis at least substantially comparable to those granted to other senior executives of the Company;

(iii) The Participating Executive being required to be based at a location which is more than a Reasonable Commuting Distance between the location at which the Participating Executive was based immediately prior to the Change in Control and the Participating Executive's residence (and, if so indicated in the Notice of Participation, the

<PAGE 19>
Participating Executive being required to be based anywhere other than the principal office of the Company) except for required travel on the Company's or a Subsidiary's business to an extent substantially consistent with the Participating Executive's business travel obligations immediately prior to the Change in Control; or in the event of any relocation of the Participating Executive with the Participating Executive's express written consent, the failure by the Company or a Subsidiary to pay (or reimburse the Participating Executive for) all reasonable moving expenses by the Participating Executive relating to a change of principal residence in connection with such relocation and to indemnify the Participating Executive against any loss realized in the sale of the Participating Executive's principal residence in connection with any such change of residence, all to the effect that the Participating Executive shall incur no loss upon such sale on an after-tax basis;

(iv) The failure by the Company or a Subsidiary to continue to provide the Participating Executive with either (A) substantially the same welfare benefits (which for purposes of the Plan shall mean benefits under all welfare plans as that term is defined in Section 3(1) of ERISA, and perquisites, (which for the purposes of the Plan shall include participation on a comparable basis in the Company's or a Subsidiary's retirement plans (including the Midlantic Savings & Investment Plan), incentive plans, stock option plans, stock award plans, and other plans in which senior executives of the Company participate and as were provided to the Participating Executive immediately prior to such Change in Control), or (B) a package of welfare benefits and perquisites, that, taken as a whole, is substantially comparable in all material respects to the welfare benefits and perquisites in which senior executives of the Company participate and as were provided to the Participating Executive immediately prior to such Change in Control; or

(v) The failure of the Company to obtain the express written assumption of and agreement to perform its obligations to the Participating Executive under the Plan by any successor, as contemplated in Subparagraph (d) of Paragraph 12 of the Plan; and

(b)  prior to the occurrence of a Change in Control
(applicable only to Participating Executives whose Severance
Protection Period includes periods prior to such occurrence)



<PAGE 20>
    (i) without the Participating Executive's consent, (A) any assignment to the Participating Executive during the Severance Protection Period of duties other than those set forth in the Notice of Participation, (B) any limitation during the Severance Protection Period of the Participating
Executive's responsibilities set forth in the Notice of Participation, or (C) any removal during the Severance
Protection Period of the Participating Executive from, or failure to reelect the Participating Executive during the Severance Protection Period to, any of the positions set forth in the Notice of Participation, except in connection with the termination of the Participating Executive's employment for Cause, or by reason of death, Disability or Retirement.

     (ii) A reduction of the Participating Executive's

Base Salary, or the failure to grant increases in the Participating Executive's Base Salary on a basis at least substantially comparable to those granted to other senior executives of the Company;

(iii) The failure by the Company or a Subsidiary to continue to provide the Participating Executive with either (A) substantially the same welfare benefits (which for purposes of the Plan shall mean benefits under all welfare plans as that term is defined in Section 3(1) of ERISA, and perquisites, (which for the purposes of the Plan shall include participation on a comparable basis in the Company's or a Subsidiary's retirement plans (including the Midlantic Savings & Investment Plan), incentive plans, stock option plans, stock award plans, and other plans in which senior executives of the Company participate, or (B) a package of welfare benefits and perquisites, that, taken as a whole, is substantially comparable in all material respects to the welfare benefits and perquisites in which senior executives of the Company participate; or



(iv) The failure of the Company to obtain the express written assumption of and agreement to perform its obligations to the Participating Executive under the Plan by any successor, as contemplated in Subparagraph (d) of Paragraph 12 of the Plan.

"Incentive Compensation" means the total of (1) the amount of the cash award paid to the Participating Executive under the Incentive Plan with respect to the calendar year immediately prior to the date a Change in Control shall occur, or Notice of Termination shall have been given, whichever is earlier, and (2) the value, as of the date of grant, of stock awards granted as a short-term incentive in lieu of cash with respect to such calendar year.

<PAGE 21>

"Incentive Plan" means the Midlantic Annual Incentive and
Bonus Plan, as amended, and any successor plan(s) thereto.

"Interest" means interest determined under Section 1274(d) of the Internal Revenue Code (calculated on a fixed basis on the applicable determination date as if the following were the term of a debt instrument: the period from the date from which Interest is payable under the Plan to the date payment is actually made).

"Internal Revenue Code" means the Internal Revenue Code of
1986, as amended, and the regulations thereunder.

"Midlantic" means Midlantic Corporation, a New Jersey corporation, and its successors and assigns prior to a Change in Control having occurred.

"Midlantic Severance Pay Policy" means the Midlantic
Severance Pay Policy, as in effect from time to time, or as it may be amended (or any successor severance plan or policy providing cash severance payments to employees generally).

"Notice of Participation" means the notice provided to a Participating Executive under Paragraph 2 of the Plan, as such Notice of Participation may from time to time be amended with the consent of the Participating Executive.

"Notice of Termination" means the notice given by the Designated Employer or the Participating Executive as contemplated under Paragraph 9 of the Plan.

"Participating Executive" means an executive employed by the Company or a Subsidiary who has become a Participating
Executive under Paragraph 2 of the Plan.

"Plan" means the Executive Severance Plan as adopted by the Committee on September 21, 1994, as from time to time amended pursuant to the Plan. The Plan includes the definitions in this Exhibit A.

"Principal Subsidiary" means Midlantic Bank, National
Association, its successors and assigns and any other
Subsidiary designated by the Committee as a "Principal
Subsidiary" for the purposes of the Plan.

"Reasonable Commuting Distance" means the greater of (1) 45 miles or (2) the distance between the Participating
Executive's residence and the location at which the Participating Executive was based immediately prior to the Change in Control of the Company.

"Retirement" means that the Participating Executive shall have

<PAGE 22>
voluntarily retired under all of the Company's and a Subsidiary's retirement plans applicable to such Executive.

"Severance Benefits" means the amounts payable, and benefits to be made available, to a Participating Executive under Paragraph 6 of the Plan and for the purposes of Paragraph 8 of the Plan shall include any amounts paid by the Company pursuant to Paragraph 7 of the Plan.

"Severance Protection Period" means the period determined by the Committee, under Paragraph 5 of the Plan.

"Subsidiary" means (1) Midlantic Bank, National
Association, (2) any other company (including without limitation a bank, a business corporation, a partnership, a limited liability company or a joint venture) 50% or more of the voting securities or other voting interests of which are directly or indirectly owned by Midlantic Corporation, (3) such other companies, if any, as are designated as Subsidiaries by the Committee and (4) the respective successors and assigns of Subsidiaries under clauses (1),
(2) and (3).

"Termination Related Legal Fees" means legal fees and disbursements incurred by the Participating Executive from time to time in connection with his or her termination of employment by the Designated Company, in connection with termination of employment by the Participating Executive for Good Reason or in connection with a judicial or administrative proceeding of the type referred to in Paragraph 11 of the Plan.